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                                                                      EXHIBIT 12

                          VERIZON WASHINGTON, DC INC.

               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

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
                                                           Six Months                  Years Ended December 31,
                                                              Ended       ---------------------------------------------------------
                                                          June 30, 2001    2000         1999         1998         1997        1996
                                                          -------------    ----         ----         ----         ----        ----
Income before provision for income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle......................       $ 87,740    $155,190     $140,998    $167,819      $75,577    $ 80,990
Equity in loss (income) of affiliates.................          9,619         933         (126)         --           --          --
Dividends received from equity affiliate..............             93         155          126          --           --          --
Interest expense......................................         10,651      17,319       16,077      17,116       18,932      18,825
Portion of rent expense representing interest.........          1,475       3,183        2,824       2,793        3,247       3,085
Amortization of capitalized interest..................            518         988          784         614          589         443
                                                             --------    ----------------------------------------------------------
Earnings, as adjusted.................................       $110,096    $177,768     $160,683    $188,342      $98,345    $103,343
                                                             ========    ==========================================================
Fixed charges:
Interest expense......................................       $ 10,651    $ 17,319     $ 16,077    $ 17,116      $18,932    $ 18,825
Portion of rent expense representing interest.........          1,475       3,183        2,824       2,793        3,247       3,085
Capitalized interest..................................          2,079       2,811        1,302       1,041          909       1,318
                                                             --------    ----------------------------------------------------------
Fixed Charges.........................................       $ 14,205    $ 23,313     $ 20,203    $ 20,950      $23,088    $ 23,228
                                                             ========    ==========================================================
Ratio of Earnings to Fixed Charges....................           7.75        7.63         7.95        8.99         4.26        4.45
                                                             ========    ==========================================================
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